ribbon communications

January 31, 2018

Justin Ferguson
Via email

Dear Justin,

On behalf of Sonus Networks, Inc. d/b/a Ribbon Communications Operating Company ("Ribbon Communications" or "the Company"), I am pleased to offer you in this letter (this "Agreement") employment with Ribbon Communications as EVP, General Counsel, reporting to the Company's Chief Executive Officer.

1. Compensation.

(a) *Base Salary*. Your initial base salary ("Base Salary") will be at the annualized rate of $325,000, less applicable state and federal withholdings, paid bi-weekly in accordance with the Company's normal payroll practices.

(c) *Sign On Bonus*. You will receive an initial cash sign on bonus of $50,000, less applicable state and federal withholdings, paid at the first payroll date following the Commencement Date.

(d) *Target Bonus*. You will be eligible to receive target variable compensation of $175,000 annually based on corporate and individual objectives ("Target Bonus"). Specific objectives to achieve your Target Bonus will be agreed upon after the Commencement Date, and then periodically thereafter. Your annual Target Bonus, if any, shall be paid as soon as practicable following the Company's public disclosure of its financial results for the applicable bonus period.

(e) *Restricted Shares*. Subject to Board of Director approval at the next meeting, you will be granted 75,000 restricted shares of the Company's common stock under the Company's Amended and Restated Stock Incentive Plan, which you will receive under separate cover. The grant date will be the earliest 15th day of a month following Board of Director approval, or the first business day thereafter if that day is not a business day. These restricted shares will vest over a three year period as follows: 33% on the one year anniversary of the date of grant with the remaining shares vesting in equal installments semi-annually over the subsequent twenty-four (24) months. You will be required to enter into a restricted stock agreement on the Company's standard form once you have received your grant. The Company will not release any vested shares until it has received your electronically signed restricted stock agreement.

You may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time the Restricted Shares are acquired on the Restricted Stock Grant Date ("Section 83(b) Election"). A Section 83(b) Election, if made, must be filed with the Internal Revenue Service within thirty (30) days of the Restricted Stock Grant Date. You are obligated to pay to the Company the amount of any federal, state, local or other taxes of any kind required by law to be withheld with respect to the granting (if a Section 83(b) Election is made) or vesting (if a Section 83(b) Election is not made) of the shares. If you do not make a Section 83(b) Election, you shall satisfy such tax withholding obligations by delivery to the Company, on each date on which shares vest, such number of shares that vest on such date as have a fair market value (calculated using the last reported sale price of the common stock of the Company on the NASDAQ Global Select Market on the trading date immediately prior to such vesting date) equal to the amount of the Company's withholding obligation; provided, however, that the total tax withholding cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Such delivery of shares to the Company shall be deemed to happen automatically, without any action required on your part, and the Company is hereby authorized to take such actions as are necessary to effect such delivery of shares to the Company.

2. Benefits. During your employment with the Company, you will be entitled to the following benefits:

ribbon communications

(a) You will be entitled to vacation consistent with Company policy and limitations;

(b) You will be entitled to participate as an employee of the Company in all benefit plans and fringe benefits and perquisites generally provided to employees of the Company in accordance with Company policy, currently including group health, life and dental insurance, 401(k) program and equity incentive plans. The Company retains the right to change, add or cease any particular benefit for its employees; and

(c) The Company will reimburse you for all reasonable travel, business development, meals, entertainment and other expenses incurred by you in connection with the performance of your duties and obligations on behalf of the Company. You will comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and will promptly provide all appropriate and requested documentation in connection with such expenses.

3. Employment Relationship. It is expected that your employment will start on April 2, 2018 ("Commencement Date"). This offer is contingent upon your satisfactory completion of our pre-employment reference check and background check investigation. No provision of this Agreement shall be construed to create an express or implied employment contract for a specific period of time. Employment at the Company is considered "at will" and either you or the Company may terminate the employment relationship at any time and for any reason. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. As the Company's organization evolves, its reporting structure may change and you may be assigned such other management duties and responsibilities as the Company may determine, in addition to performing duties and responsibilities reflected above.

4. Termination and Eligibility for Severance. The termination and severance benefits described on *Attachment 1* hereto are incorporated into this Section 4 by reference..

5. Tax Implications of Termination Payments. Subject to this Section 5, any payments or benefits required to be provided under Section 4 shall be provided only after the date of your "separation from service" with the Company as defined under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder ("Section 409A"). The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under Section 4:

(a) It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate "payment" for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your "separation from service" with the Company, you are not a "specified employee" (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 4; and

(c) If, as of the date of your "separation from service" with the Company, you are a "specified employee" (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(i) Each installment of the payments and benefits due under Section 4 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined for the purposes of Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii) Each installment of the payments and benefits due under Section 4 that is not paid within the short-term deferral period or otherwise cannot be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and that would, absent this subsection, be paid within the six-month period following your "separation from service" with the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, upon your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which your separation from service occurs.

(d) Section 409A of the Code. This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith. Terms used in this Agreement shall have the meanings given such terms under Section 409A if and to the extent required in order to comply with Section 409A. Notwithstanding the foregoing, to the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors nor its or their designees or agents shall be liable to you or any other person for any actions, decisions or determinations made in good faith.

6. Previous Employment. By accepting employment with the Company, you represent the following: (i) any notice period you are required to give or to serve with a previous employer has expired and that by entering into or performing any of your duties for the Company, you will not be in breach of any other obligation binding on you; (ii) you will not use or disclose any confidential information in breach of any agreement you may have with a previous employer or any other person; and (iii) you are not bound by the terms of any non-competition, non-solicitation, confidentiality or non-disclosure agreement with a previous employer or other party that would be expected to have a material impact on your service with the Company as currently conducted.

7. Employment Eligibility. In compliance with the Immigration Reform and Control Act of 1986, the Company is required to verify your identity and employment eligibility. Please bring the necessary documents with you on your first day of employment.

8. Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to the Confidentiality, Non-Competition and Assignment of Inventions Agreement, as set forth on *Attachment 2* hereto. This attached agreement must be signed and returned to the Company on your first day of employment.

9. Indemnity. As an executive of the Company, the Company will provide you with an Indemnity Agreement on the Company's standard form.

10. General.

(a) This Agreement will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b) This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

(c) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable. Notwithstanding the foregoing, if there are any conflicts between the terms of this Agreement and the terms of any equity plan document referred to in this Agreement, then the terms of this Agreement shall govern and control. Except as modified hereby, this Agreement shall remain unmodified and in full force and effect.

(d) This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other, assign or otherwise transfer this Agreement or its obligations, duties and rights under this Agreement; provided, however, that in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all of the promises, covenants, duties and obligations of the Company hereunder.

(e) All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the Company at the following address: Ribbon Communications Legal Department, 3605 E. Plano Parkway, Plano, Texas 75074, and to you at the most current address we have in your employment file. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if by certified, registered or express mail, postage prepaid mailed, forty-eight (48) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this paragraph to the other party, designate another address or person for receipt of notices hereunder.

(f) *Arbitration.*

i. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement will be finally settled by binding arbitration in the Commonwealth of Massachusetts, under the jurisdiction of the American Arbitration Association or other mutually agreeable alternative arbitration dispute resolution service, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association or other selected service, modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

ii. The decision of the arbitrator on the points in dispute will be final, non-appealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

iii. The fees and expenses of the arbitrator will be shared equally by the parties, and each party will bear the fees and expenses of its own attorney.

iv. The parties agree that this Section 10(f) has been included to resolve any disputes between them with respect to this Agreement, and that this Section 10(f) will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or actions seeking an injunction or temporary restraining order. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive, to the

ribbon communications

maximum extent allowed by law, any and all right to a trial by jury in or with respect to such litigation.

v. The parties will keep confidential, and will not disclose to any person, except as may be required by law or the rules and regulations of the Securities and Exchange Commission or other government agencies, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

(g) This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions thereof.

(h) The Company is an equal opportunity employer.

11. Acceptance. You may accept the terms and conditions described herein by confirming your acceptance in writing. Please send your countersignature to this Agreement to the Company, or via e-mail to me, which execution will evidence your agreement with the terms and conditions set forth herein.

Sincerely,

Franklin W. Hobbs, Chief Executive Officer

Accepted by:

Justin Ferguson

Date: February 5, 2018

Attachment 1

Severance Agreement

THIS SEVERANCE AGREEMENT (the "Agreement") is entered into as of January 26, 2018 (the "Effective Date") between Sonus Networks, Inc. d/b/a Ribbon Communications Operating Company, a wholly owned subsidiary of Ribbon Communications Inc., (the "Company") and Justin Ferguson (the "Executive").

1. Definitions:

   (a) *"Base Pay"* means your annual base compensation, as determined from time to time by the Company, whether acting through its Board of Directors (the "Board"), a committee thereof or otherwise, regardless of whether all or any portion thereof may be deferred under any deferred compensation plan or program of the Company.

   (b) "*Cause*" means termination of your employment by the Company if you are guilty of (i) bribery in violation of the Code of Business Conduct and Ethics (or similar policy) of the Company or other Ribbon Entity employing you at the relevant time and/or local law and regulation including, without limitation, the UK Bribery Act, (ii) engaging in acts in the course of your employment with any Ribbon Entity that constitute theft, fraud or embezzlement, (iii) intentional or negligent misconduct which materially and adversely affects any Ribbon Entity and which is not cured within thirty (30) days following your receipt of written notice of such misconduct, (iv) unauthorized disclosure of proprietary information of a material and confidential nature relating to any Ribbon Entity, which unauthorized disclosure has a material adverse effect on any Ribbon Entity, (v) material violation of any Ribbon Entity policy, agreement or procedure which is not cured within thirty (30) days following receipt of written notice of same, (vi) excessive absenteeism, (vii) material neglect of duty, (viii) failure to perform the duties of your position to the satisfaction of the Board (or your direct supervisor) which is not cured within thirty (30) days following receipt of written notice of same, (ix) insubordination or failure to perform and carry out any directive of the Board (or your direct supervisor), (x) alcohol or substance abuse, (xi) being convicted of a felony or pleading "no contest" to a felony charge, or (xii) failing to cooperate with the Ribbon Entities and/or their professional advisors in any investigation (whether internal or external) or any formal legal or investigative proceeding. The determination of whether a termination of your employment is for Cause shall be made by the Board or a committee thereof (or its designee).

   (c) *"Change in Control"* – means the occurrence of any of the following after the Effective Date:

      i. a "Corporate Transaction," meaning either: (x) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets to any "person" (as such term is used in Section 13(d) of the Exchange Act), entity or group of persons acting in concert; or (y) a merger, consolidation or other transaction of the Company with or into any other corporation, entity or person, other than transaction in which the holders of at least 50% of the shares of capital stock of the Company outstanding immediately prior thereto continue to hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such transaction; or

      ii. any person or group of persons becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then

ribbon
communications

outstanding voting securities; or

iii. a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board.

(d) *"Disability"* means an illness (mental or physical) or accident, which results in you being unable to perform your duties as an employee of the Company for a period of one hundred eighty (180) days, whether or not consecutive, in any twelve (12) month period.

(e) *"Good Reason"* means any of the following:

i. (A) a material reduction in your Base Pay, except in cases where any such reduction is applicable to substantially all executive officers of the Company in substantially the same manner and to substantially the same degree; or (B) the termination, elimination or denial of your rights to material employee benefits or any material reduction in the scope or value thereof (in the case of any such reduction, with scope and value considered in the aggregate), except in cases where any such termination, elimination, denial or reduction is applicable to substantially all executive officers of the Company in substantially the same manner and to substantially the same degree; provided, however, that the exception to subsections (A) and (B) above will not apply to exclude Good Reason if you experience a material reduction in your Base Pay and/or the termination, elimination or denial of your rights to material benefits or any material reduction in scope or value thereof (in the case of any such reduction, with scope and value considered in the aggregate) within twelve (12) months following a Change in Control;

ii. The imposition of any requirement that you relocate your home or principal residence to any location (A) outside of the United States, or (B) in the United States which is more than thirty (30) miles away from any metropolitan area in which the Company conducts, or has taken significant steps to conduct, operations as of the date of imposition of such requirement;

iii. A material diminution in your duties and responsibilities without your consent; provided, however that, a change in your duties and responsibilities will not constitute Good Reason if your new duties and responsibilities are comparable in stature and importance to the Company as your former duties and responsibilities; or

iv. Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company.

(f) "*Ribbon Entities*" means Ribbon Communications Inc. and its direct and indirect subsidiaries.

2. <u>Termination and Eligibility for Severance</u>.

Upon any termination of your employment (the "Date of Termination" or "Termination Date"), you will be paid (i) any and all earned and unpaid portion of your Base Pay through the Date of Termination; (ii) any accrued but unused vacation pay owed to you in accordance with Company practices up to and including the Date of Termination; and (iii) any allowable and unreimbursed business expenses incurred through the Date of Termination that are supported by appropriate documentation in accordance with the Company's policies. Hereafter, items (i) through (iii) in this Section 2 are referred to as "<u>Accrued Benefits</u>." If the Company terminates your employment for Cause or you terminate your employment without Good Reason, you will be entitled to receive <u>only</u> the Accrued Benefits.

If the Company terminates your employment without Cause (including as a result of your death or Disability) or if you terminate your employment with Good Reason and, in either case, subject to the additional conditions of this Agreement, the Company will provide you the following severance and related post-termination benefits:

(a) The Company will continue to pay your then-current Base Pay, less applicable state and federal withholdings, in accordance with the Company's usual payroll practices, for a period of twelve (12) months following the Date of Termination. The Company will pay you your then-current target variable compensation on a pro-rata basis for the number of days worked during the year of your termination if the Company's board approves a corporate bonus for the year in which you are terminated, subject to the terms and conditions of the applicable corporate bonus plan;

(b) If your termination occurs within twelve (12) months following a Change in Control, the Company will pay you a lump sum payment equal to 100% of your then-current target variable compensation.;

(c) The Company will continue to pay the Company's share of medical, dental and vision insurance premiums for you and your dependents for the twelve (12) month period following the termination of your employment; provided, that if immediately prior to the termination of your employment you were required to contribute towards the cost of premiums as a condition of receiving such insurance, you may be required to continue contributing towards the cost of such premiums under the same terms and conditions as applied to you and your dependents immediately prior to the termination of your employment in order to receive such continued insurance coverage;

(d) Any options that are unvested as of the Termination Date and that would vest during the twelve (12) months following your termination will accelerate and immediately vest and become exercisable upon termination, in accordance with the terms of the applicable stock option agreement; and, any restricted shares that are unvested as of the Termination Date and that would vest during the twelve (12) months following your termination will accelerate and immediately vest upon termination and such shares will be freely marketable; provided however, that if your termination occurs within twelve (12) months following a Change in Control: (i) all your unvested options as of the Termination Date will fully accelerate and immediately vest and become exercisable in accordance with the terms of the applicable stock option agreement; and (ii) all your unvested shares as of the Termination Date will fully accelerate, immediately vest upon the Termination Date and be freely marketable.

(e) The Company's provision of the benefits described in Sections 2 (a) through 2 (d) above will be contingent upon your execution of a release of all claims of any kind or nature in favor of the Company, its parent, and affiliates in a form to be provided by the Company (the "Release Agreement"). You will have at least twenty-one (21) days following your receipt of the Release Agreement to consider whether or not to accept it. If the Release Agreement is signed and delivered by you to the Company, you will have seven (7) days from the date of delivery to revoke your acceptance of such agreement (the "Revocation Period"). The payment described in Section 2(b) shall be made in a lump sum on the Company's regular payroll schedule, commencing on the eighth (8th) day following the delivery of the executed Release Agreement to the Company, provided that you have not revoked the Release Agreement. The Company shall have no further obligation to you in the event your employment with the Company terminates at any time, other than those obligations specifically set forth in this Section 2.

(f) The Company may terminate your employment at any time with or without Cause by written notice to you specifying the date of termination. You may terminate your employment with or without Good Reason by providing written notice to the Company at least thirty (30) days prior to the date of termination, specifying the basis for your claim of Good Reason. If you seek to terminate your employment for Good Reason, the Company will have thirty (30) days following its receipt of written notice of termination to cure the circumstance giving rise to Good Reason. Upon a termination for Cause by the Company or upon a termination without Good Reason, you: will be entitled to accrued but unpaid Base Salary through your Termination Date; will be entitled to benefits through the Date of Termination (except for vacation benefits, unless required by applicable law); and, you may be eligible for cash out of accrued unused vacation through your Termination Date in accordance with applicable law.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written

EXECUTIVE:

COMPANY:

By: ______________________

Franklin W. Hobbs
Chief Executive Officer

ribbon
communications

Attachment 2

CONFIDENTIALITY, NON-COMPETITION AND ASSIGNMENT OF INVENTIONS AGREEMENT

This Confidentiality, Non-Competition and Assignment of Inventions Agreement (this "**Agreement**") is dated as of _________, 2018 (the "**Effective Date**") and is being entered into by and between Justin Ferguson , a resident of Texas (referred to in this Agreement as "me" or "I" or "my") and Sonus Networks, Inc. d/b/a Ribbon Communications Operating Company (together with its parent company, Ribbon Communications Inc., and its subsidiaries and affiliates, "**Sonus**" or the "**Company**").

I understand that the Company requires as a condition of my employment, or any material change to my employment, that I sign and abide by this Agreement. Therefore, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which I acknowledge to my full satisfaction, I understand and agree as follows:

1. Acknowledgement of Company's Legitimate Business Purposes. Out of respect for my integrity and abilities, I understand that the Company is placing trust and confidence in me by placing me in a position where I will have access to and be exposed to Confidential Information (as defined in this Agreement), and that the Company will be providing me with valuable and unique training and support, including on-the-job training, and I agree that the Company has a legitimate business interest in protecting its Confidential Information. I also acknowledge that the Company has developed, at substantial expense, valuable relationships with and knowledge about its present and future customers, prospects, employees, suppliers, vendors, consultants, strategic partners, business partners, joint venturers and others, and that I may have direct contact and develop relationships with these companies and people and will be endeavoring to develop and increase the Company's business and goodwill with them. I further agree that that the Company has a legitimate business interest in protecting these relationships. I also agree that the obligations and restrictions in this Agreement are fair and reasonable, are reasonably required to protect the Company's interests, and would not unfairly or unreasonably restrict my ability to obtain other comparable employment.

2. Confidential Information.

(a) For the purposes of this Agreement, the term "**Confidential Information**" means any and all private, secret, confidential and/or proprietary knowledge, data or information owned, developed or possessed by the Company whether in tangible or intangible form and all trade secrets as defined under applicable state law. Confidential Information includes, but is not limited to, (i) information relating to inventions, products, processes, formulas, compositions, compounds, projects, developments, developmental or experimental work, plans, research data, know-how, designs, drawings, concepts, circuits, test data, methods, ideas, algorithms, techniques, improvements, discoveries, computer programs, customers, suppliers, pricing, customer programming, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company, customer specifications, pricing; (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements and data, licenses, prices and costs; (iii) information regarding personnel data, the skills of other employees of the Company, and employee compensation levels.

(b) Non-Disclosure of Confidential Information. I will hold in strictest confidence and will not disclose any Confidential Information, except as such disclosure may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such disclosure in writing. If I am required by law to disclose any Confidential Information, I agree to promptly notify the Company in advance of such disclosure to permit the Company to take steps to prevent such disclosure.

Notwithstanding the foregoing, nothing in this Agreement prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings, and nothing herein limits your right to receive an award for information provided to the Securities and Exchange Commission. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege.

(c) Ownership, Use, and Return of Confidential Information. I agree that all Confidential Information, whether created by me or others, which comes into my custody or possession, shall be the exclusive property of the Company, and may be used by me only in the performance of my duties for the Company. I agree to immediately return to the Company any Confidential Information upon the termination of my employment with the Company for any reason or upon request at any time during my employment.

3. Ownership of Works.

(a) Company Ownership. During the time I am serving as an employee of the Company, the Company shall own all rights in and to works created by me that result from or are derived from work performed by me, including all trade secrets and copyrights (collectively, the "**Works**"). The Company shall own such Works regardless of whether my own equipment or the Company's equipment was used to create the Works. I agree to assist the Company in obtaining and enforcing copyright and other forms of legal protection for any and all such written material in any country. To the extent that any such Works do not qualify as works made for hire under U.S. copyright law, this Agreement will constitute an irrevocable assignment by me to the Company of the ownership of, and all rights of copyright in, such Works. I agree to give the Company or its designees all assistance reasonably required to perfect such rights and agree not to register, file or obtain any copyright in my own name or assist any individual or entity, aside from the Company, in registering, filing or obtaining any copyright covering any Works.

(b) Disclosure of Inventions. I will fully and promptly disclose to the Company, or any persons designated by it, all improvements, inventions, discoveries, creations, methods, processes, developments, software, works of authorship, know-how, data and ideas ("**Inventions**") created, made, conceived, reduced to practice, developed, originated or learned by me, alone, under my direction, or jointly with others during the period of my employment with the Company, whether or not during normal working hours or on the premises of the Company.

(c) Assignment of Inventions. I agree to assign and hereby assign any and all right, title and interest in and to all Inventions (and all trademark applications, trademarks, copyright applications, copyrights, patent applications, patents, trade secrets and any other proprietary rights with respect thereto) to the Company, or any person or entity designated by the Company. In connection with such assignment, I will assist the Company or its nominees, at any time during or after my employment with the Company and in every proper way, in securing and procuring foreign and domestic protection for the Inventions, maintaining protection of the Inventions, enforcing copyrights, patents, and other intellectual property rights relating to the Inventions, and preventing and defending infringement of the Inventions. My obligation to assist the Company with respect to proprietary rights relating to such Inventions in any and all countries will continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request for such assistance. I further agree that I shall not register, file or obtain any patent or trademark covering any Inventions in my own name or assist any individual or entity, aside from the Company, in registering, filing or obtaining any patent or trademark covering any Inventions.

(d) Authorization to Act. In the event the Company is unable to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I permit the Company and its duly authorized officers to perform all lawfully permitted acts as the Company may deem desirable in order to protect its rights and interests in any Invention.

(e) Records. I will keep and maintain adequate and current records of all Inventions developed or made by me during my employment at the Company, which records will be the sole property of the Company.

(f) Prior Inventions. Any Inventions that I made prior to my employment with the Company ("**Prior Inventions**") are excluded from the scope of this Agreement and are described in Exhibit A to this Agreement.

4. Restricted Activities. I agree that, during my employment and for a period of one (1) year after I leave the employ of the Company for any reason, I will not do any of the following ("**Restricted Activities**"):

(a) Non-Compete. I will not be employed by, consult with, own, manage, control, operate, finance, render services to or otherwise be connected in any capacity with any business or activity anywhere in the world, that is competitive with the actual or planned business of the Company. For the purposes of this Section 4(a), a competitive business shall include: (i) any person, business or entity that is identified as a competitor of the Company in the Company's then-current Annual Report on Form 10-K; and (iii) any person, business or entity that identifies the Company as a competitor within its then-current Annual Report on Form 10-K, or the equivalent. Nothing in this Section 4(a) shall prevent me from owning one (1%) percent or less of the outstanding publicly traded securities of any company. Notwithstanding the foregoing, this non-competition covenant shall only apply in those jurisdictions in which such covenants are enforceable.

(b) No-Hire. I will not solicit, recruit, hire, induce, or encourage to leave the employ of the Company, any person who is at that time an employee or independent contractor of the Company, or who has been employed or hired by the Company for any period of time during the previous one (1) year, nor will I cooperate with others in doing or attempting to do so.

(c) Non-Solicit. I will not contact or allow myself to continue to be contacted or approached by any existing or prospective customer of the Company for the purpose of selling any products or services that compete with those sold or provided by the Company.

(d) Non-Interference. I will not, directly or indirectly, induce, influence, cause, advise or encourage any customer, vendor, prospect, employee, independent contractor, supplier, consultant, strategic partner, business partner, joint venturer or representative of the Company to terminate his, her or its relationship with the Company, nor will I cooperate with others in doing or attempting to do so, nor will I interfere with any of the Company's contracts or relationships.

(e) Disclosure to Future Employers. I agree that, during my employment and for a period of one (1) year after I cease working for the Company, I will present a copy of this Agreement, or the Company may present a copy of this Agreement, to all future employers and/or persons or entities for whom I serve as a consultant in any capacity whatsoever.

5. Reasonableness of Restrictions on Solicitation and Competition. I agree that the above restrictions are reasonable in length of time and geographic area, are reasonably necessary to protect the Company's legitimate business interests (including its interests in protecting its Confidential Information,

trade secrets, and good will), and are not overbroad. I agree that the one (1) year period during which I agree to refrain from Restricted Activities will be extended by the amount of time of any violation of that promise. I acknowledge and also agree that I possess the skills and experience that will enable me to find other employment without engaging in Restricted Activities during the one (1) year period after the termination of my employment by the Company. I understand that the Company will take reasonable steps to prevent me from participating in these Restricted Activities to the extent necessary to protect the Company's legitimate business interests.

6. Remedies. I understand and acknowledge that my breach of this Agreement would cause substantial and irreparable harm to the Company. I therefore agree that, in addition to any other rights or remedies that the Company may have, the Company shall be entitled to injunctive relief to enforce this Agreement, including but not limited to a temporary restraining order or a preliminary injunction. If the Company seeks injunctive relief, I will not raise the defense that the Company has an adequate remedy at law. I also agree that if I violate this Agreement, the Company will be entitled to any damages arising from such breach. I also acknowledge that breach of any provision of this Agreement may be grounds for termination of my employment or engagement, as applicable, with the Company.

7. Absence of Pre-Existing Restrictions Upon Disclosure, Competition, and Solicitation. I represent that I am not bound by the terms of any non-competition, non-solicitation, confidentiality or non-disclosure agreement with a previous employer or other party except as I have described them in Exhibit A to this Agreement and provided the Company with copies by attaching them to this Agreement. Whether or not I am bound by the terms of any such agreements, I agree that, during my employment with the Company, I will not disclose to the Company or induce the Company to use any confidential, proprietary or trade secret information or material belonging to any previous employer or other person or entity.

8. Entire Agreement. I agree that this Agreement supersedes any prior agreements, written or oral, between the Company and me that relate to the subject of this Agreement. This Agreement cannot be changed or modified except by an agreement signed by me and a duly authorized representative of the Company. I agree that any changes in my compensation, title, duties or other terms or conditions of my employment after the signing of this Agreement, including my termination, shall not affect my obligations under this Agreement, the validity of this Agreement, or the scope of this Agreement.

9. No Employment Contract. I agree that this Agreement does not constitute an employment contract and does not imply or require that the Company will continue my employment for any period of time. I acknowledge that my employment with the Company is at-will, and that the Company is free, and I am free, to end the employment relationship at any time, for any reason.

10. Severability and Intepretation. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provision. If any of the provisions of this Agreement are held to be invalid or unenforceable, I agree that the remainder of this Agreement shall be construed so as to be enforceable to the maximum extent compatible with applicable law.

11. Massachusetts Law and Courts. This Agreement shall be governed by Massachusetts law, without regard to its choice of law provisions, and shall be construed as a sealed instrument under Massachusetts law. I agree that any and all disputes, causes of action and lawsuits arising from or related to this Agreement shall be brought exclusively in a state or federal court located in Massachusetts, and I agree and consent to the jurisdiction of the state and federal courts located in Massachusetts in any such dispute, cause of action, or lawsuit filed there against me by the Company arising from or related to this Agreement.

ribbon communications

12. No Waiver. Any delay or omission by the Company in exercising any right it may have under this Agreement shall not operate as a waiver of that right or any other right. If the Company gives me waiver or consent on one particular occasion, it is effective only as to that particular occasion and does not affect other occasions.

13. Survival. This Agreement shall survive the termination of my employment, regardless of the reasons for termination.

14. Successors, Assigns and Affiliates. This Agreement is not assignable by me. This Agreement will be binding upon my heirs, executors, and administrators. The Company may assign this Agreement to any other corporation of entity which acquires all or substantially all of the business and/or assets of the Company. This Agreement will inure to the benefit of the Company, its successors and assigns, and any parent, subsidiary, affiliated or related companies of the Company. I agree to be bound by the provisions of this Agreement for the benefit of any successor, assignee, acquirer, subsidiary or affiliate of the Company to whose employ I may be transferred, without requiring that this Agreement be re-signed at the time of such transfer.

15. ACKNOWLEDGEMENT. I ACKNOWLEDGE, REPRESENT AND WARRANT THAT I HAVE CAREFULLY READ AND UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT, THAT I HAVE HAD AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, AND THAT I AM SIGNING THIS AGREEMENT VOLUNTARILY. I AGREE THAT NO REPRESENTATIONS OR PROMISES WERE MADE TO ME PRIOR TO OR CONNECTED WITH MY SIGNATURE ON THIS AGREEMENT, AND THAT I WAS NOT COERCED, INDUCED OR INTIMIDATED INTO SIGNING IT.

SIGNED UNDER SEAL

EMPLOYEE	**COMPANY**
[signature]	[signature]
Signature Above	Name:
Name: Justin Ferguson	Title: President
Dated: April 2, 2018	Dated: Feb. 21, 2018

ribbon communications

Exhibit A
Prior Agreements and Prior Inventions

NAME: ______________________________

DATE: ______________________________

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements that have been made or conceived or first reduced to practice by me alone or jointly with others **prior** to my employment/engagement by the Company:

☐ No inventions or improvements.

☐ See below:

____

____

____

☐ Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies);

☐ No agreements.

☐ See below:

	Invention or Improvement	Party(ies)	Relationship
1.	__________________	______________	____________
2.	__________________	______________	____________
3.	__________________	______________	____________

☐ Additional sheets attached.

Exhibit A (continued)
Prior Agreements and Prior Inventions

3. I propose to bring to my employment with the Company the following materials or documents of a former employer which are not personally available to the public, which materials or documents may be used in my employment.

☐ No materials or documents.

☐ See below:

____

____

____

☐ Additional sheets attached.

4. I am bound by non-competition, non-solicitation, confidentiality or non-disclosure agreement with a previous employer or other party, copies of which are attached to this Agreement.

☐ No agreements.

☐ See below:

____

____

____